                    PROXY STATEMENT

                    SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                    Securities Exchange Act of 1934

Filed by the Registrant   X

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement   Confidential.  For Use of
                              the Commission Only (as
                              permitted by Rule 14a-6(e)(2))

X  Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    TRIGEN ENERGY CORPORATION
            (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     Fee paid previously with preliminary materials:

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                    TRIGEN ENERGY CORPORATION
          One Water Street, White Plains, New York 10601

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held on May 13, 1998

To the Shareholders of Trigen Energy Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Trigen Energy Corporation, a Delaware corporation (the "Company"), will be held at The Blaustein Building, One North Charles Street, 25th Floor, Baltimore, Maryland 21201 on Wednesday, May 13, 1998 at 9:30 a.m. for the following purposes:

     1. To elect to the board a Class A director for a term of three years, or until his successor is elected and shall qualify.

     2. To consider and act upon such business as may properly come before the meeting or any adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement.

     Shareholders of record at the close of business on March 30, 1998 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. A list of such shareholders will be available for inspection by any shareholder, for any purpose germane to the meeting, for a period of 10 days prior to the meeting at One Water Street, White Plains, New York 10601.

     Regardless of whether you attend the meeting, please complete the enclosed form of proxy, date and sign it exactly as your name appears on the proxy card and return it promptly in the postpaid envelope furnished for that purpose to ensure the voting of your shares if you do not attend the meeting. If you desire to revoke your proxy for any reason, you may do so at any time prior to the voting.

     Shareholders are urged to send in their proxies as soon as possible. Prompt response is helpful and your cooperation will be appreciated.

                              By order of the Board of Directors,


White Plains, New York        Thomas R. Casten
March 31, 1998                President and Chief Executive Officer



                         IMPORTANT

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. IN THE EVENT YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                    TRIGEN ENERGY CORPORATION
                         One Water Street
                    White Plains, New York 10601

                         PROXY STATEMENT
               For the Annual Meeting of Shareholders
                      to be held on May 13, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Trigen Energy Corporation, a Delaware corporation (the "Company" or "Trigen"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "common stock"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice, and at any adjournment or postponement of the Meeting. The Notice of the Meeting, this proxy statement, and the enclosed form of proxy card are being mailed to shareholders on or about March 31, 1998.

     The Board of Directors has fixed March 30, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on such date, there were issued and outstanding 12,321,680 shares of common stock, which constitute the only outstanding capital stock of the Company entitled to vote at the Meeting. Each outstanding share of the common stock is entitled to one vote per proposal.

     Shares represented by properly executed proxies received prior to or at the Meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted in favor of the proposal to elect the nominee specified herein as a director of the Company. Execution of a proxy will not prevent a shareholder from attending the Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by giving to the Secretary of the Company written notice bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person at the Meeting (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Eugene E. Murphy, Secretary, Trigen Energy Corporation, One Water Street, White Plains, New York 10601.

          MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                    AGENDA ITEM NO. ONE:
                    ELECTION OF DIRECTOR

The Board of Directors currently has eleven members. The Board is divided into three classes denoted as Class A, Class B and Class C, serving staggered three-year terms with one class of the Board of Directors elected each year. One Class A director is proposed to be elected at the Meeting. The Board of Directors' nominee for the directorship is listed below. The nominee is currently a director of the Company. The other two current Class A directors have not been nominated for election at the Meeting. Therefore, if the Class A director proposed for election at the Meeting is elected, the Board of Directors will have nine members.The Class B Directors are Messrs. Keane, Casten, Desnos and Brongniart, and the Class C Directors are Messrs. Bayless, Bleitrach, Cassou and Mangin d'Ouince. The terms of the Class B and Class C Directors will expire at the annual meeting of the shareholders of the Company in 1999 and 2000, respectively. All directors hold office until the third succeeding annual meeting of the shareholders of the Company or until their successors have been elected and qualified.


                              Position with
Nominee             Age       the Company
-------             ---       -------------
Richard E. Kessel   48        Director

     Management recommends that the shareholders vote FOR the election to the Board of Directors of Mr. Kessel.

     The following pages set forth information regarding the nominee for election as well as information about the directors whose terms of office do not expire this year. The nominee has consented to being named as nominee for director and agreed to serve if elected.

     Under applicable Delaware law, directors shall be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed proxy, unless authority to vote is withheld, will be voted for the election of the nominee named above. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers, the beneficial owners of the shares. Thus, brokers that do not receive instructions are entitled to vote on the election of the foregoing nominee for director.

     In the event the nominee becomes unavailable for election, votes will be cast pursuant to the authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors. The Board does not expect that the nominee will be unavailable for election.

Nominee for Director:

Class A: serving until the annual election of directors in 2001 or until his successor is elected and qualified.

     Richard E. Kessel, 48, has served as a Director of Trigen since 1994. He is also a member of the Executive Committee. He has been Executive Vice President and Chief Operating Officer of Trigen since 1993 when the Company acquired United Thermal Corporation ("UTC"). From 1991 to 1993 he was Managing Director and Chief Executive Officer of UTC. From 1987 to 1991 he was Chief Operating Officer of Sithe Energies USA, Inc., an independent power producer. From 1971 to 1987 he held various positions at Ebasco Services Incorporated, an international engineering and construction company, the last being Vice President--Business/Project Development.

Other Class A Directors: who will be ending their tenure as directors at the Meeting.

     Francois Faessel, 53, has been a Director of Trigen since 1992. From 1989 to 1995 Mr. Faessel was Secretaire General of Elyo. Since 1995 he has been Director, Major Projects Financing at Elyo.

     Jonathan O'Herron, 68, has served as a Director of Trigen since 1994. He is a managing director of Lazard Freres & Co. LLC and had previously been a general partner of Lazard Freres & Co. since 1973. Mr. O'Herron has a broad range of civic, educational and charitable interests and serves on various boards in these areas.


Directors Continuing in Office:

Class B: serving until the annual election of directors in 1999 or until his successor is elected and qualified.

     George F. Keane, 68, has served as a Director and non-executive Chairman of the Board since 1994. He is the Chairman of the Audit Committee and a member of the Nominating Committee. From 1993 through 1996, he served as President Emeritus and Senior Investment Adviser to The Common Fund, a company that he helped organize and that manages the investment of over $17 billion in endowment funds and operating cash for more than 1,300 member colleges, universities and independent schools. Mr. Keane served as Chief Executive Officer of The Common Fund from 1971 to 1993. Since 1996, Mr. Keane has been self-employed. He serves on the boards of Universal Stainless & Alloy Products, Global Pharmaceutical, United Water Resources, The Bramwell Funds, Nicholas-
Applegate Investment Trust, Northern Trust of Connecticut and Security
Capital U.S. Real Estate Shares.

     Thomas R. Casten, 55, has been President, Chief Executive Officer and a Director of Trigen since 1986. He is also a member of the Executive Committee. From 1980 to 1986 he was President and Chief Executive Officer of Cogeneration Development Corporation ("CDC"). From 1969 to 1980 he held various positions at Cummins Engine Company, a diesel engine manufacturer, the last being Vice President and General Manager of Cummins Cogeneration Company, a division of Cummins Engine Company, from 1977 to 1980. He was President of the International District Energy Association for the 1993-1994 term and in 1989 he was selected "Man of the Year" by that association.

     Patrick Desnos, 45, has been a Director of Trigen since 1992. He is Chairman of the Executive Committee and the Nominating Committee and a member of the Compensation Committee. Since 1995 he has been Deputy Managing Director of Elyo and President of INES S.A., a French subsidiary of Elyo. From 1992 to 1995 he was Directeur General of Compagnie Parisienne de Chauffage Urban ("CPCU"). From 1987 to 1995 he was a Managing Director of INES S.A.

     Philippe Brongniart, 59, has been a Director of Trigen since 1997. Since 1997 he has been Directeur General of Suez Lyonnaise des Eaux ("Suez Lyonnaise"). From 1993 to 1997 he was General Manager of Societe Lyonnaise des Eaux ("Lyonnaise"). He was Chairman and Chief Executive Officer of Sita since 1988 and Chief Operating Officer of Sita from 1986 to 1988.

Class C: serving until the annual election of directors in 2000 or until his successor is elected and qualified.

     Charles E. Bayless, 54, has served as a Director of Trigen since 1994. He is a member of the Compensation Committee, the Nominating Committee and the Audit Committee. He has been Chairman of Tucson Electric Power Company ("Tucson Electric"), an electric utility corporation, since 1992. Since 1990 he has been President and Chief Executive Officer of Tucson Electric. He became Chairman, President and Chief Executive Officer of UniSource Energy on January 1, 1998. UniSource Energy is Tucson Electric's holding company. From 1989 to 1990 he was Senior Vice President and Chief Financial Officer of Tucson Electric. From 1981 to 1989 he was Senior Vice President and Chief Financial Officer of Public Service Company of New Hampshire, an electric utility corporation.

     Michel Cassou, 55, has been a Director of Trigen since 1993. He is a member of the Compensation Committee. Mr. Cassou has been Directeur General Adjoint of Suez Lyonnaise since 1997. From 1994 to 1997 he was Director General Adjoint of Lyonnaise. From 1990 to 1994 he was Vice President, Development of Lyonnaise. From 1988 to 1990 he was Directeur Financier of Lyonnaise.

     Michel Bleitrach, 52, has been a Director of Trigen since 1995. He is Chairman of the Compensation Committee. Mr. Bleitrach has been the Chairman of Elyo since 1995 and has been the Chief Executive Officer of Elyo since 1993. From 1990 to 1993 he was Chief Executive Officer of PRIAM.

     Dominique Mangin d'Ouince, 48, has been a Director of Trigen since 1995. He is a member of the Executive Committee. Mr. Mangin d'Ouince has been an Executive Vice President and Managing Director of Elyo since 1995 and was a Managing Director in charge of Business Development of Lyonnaise from 1990 to 1997.

Meetings and Committees of the Board of Directors

     The Board of Directors met four (4) times in 1997. During 1997, each director attended at least 75% of the total number of the Board meetings and meetings of all committees on which such director served, except for Mr. O'Herron who has not been nominated for re-election, and Mr. Casten attended 73% of the aggregate of Board and committee meetings for which he was eligible. A quorum was present at Board and committee meetings and the presence of the individuals not in attendance was not required.

     Directors who are regularly employed officers of the Company receive no fees for serving as directors of the Company. Each non-officer director receives $20,000 (the Chairman receives $30,000) per year plus $1,000 per day of meetings of the Board or Committee of the Board attended, and each may elect to receive such compensation in shares of common stock. Upon his election to the Board in 1997, Philippe Brongniart received options to purchase 10,000 shares of common stock exercisable at $25.00 per share (the price per share on the date of the grant). Upon their election to the Board in 1995, Messrs. Bleitrach and Mangin d'Ouince each received options to purchase 10,000 shares of common stock exercisable at $22.13 per share (the price per share on the date of the grant). During 1994, each individual who was then a Director received options to purchase 10,000 shares of common stock (20,000 for the Chairman) exercisable at $15.75 per share (the price per share on the date of the grant). In July 1996 the Chairman received additional options to purchase 10,000 shares of Common Stock exercisable at $18.75 per share. Each Director is reimbursed for the out-of-pocket costs of attending meetings.

     The Board of Directors has an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee.

     The Executive Committee oversees all activities of the Company between meetings of the Board of Directors and may exercise the power and authority of the full Board of Directors to the extent permitted by Delaware law and the Company's By-Laws. The Executive Committee consists of Messrs. Desnos (Chairman), Mangin d'Ouince, Casten and Kessel (two non-employee Directors and two employee Directors). Non-employee members of the Executive Committee receive $1,000 per meeting not held on the same day as a Board meeting. The Executive Committee met eleven (11) times in 1997.

     The Compensation Committee reviews the salaries and bonuses of management and administers the Company's 1994 Stock Incentive Plan. The Compensation Committee has sole discretion to determine the number of option shares granted to employees of the Company. The Compensation Committee consists of five (5) Board members, currently Messrs. Bleitrach (Chairman), Bayless, Cassou and Desnos and Mr. Keane, who serves as an ex officio member of the Committee, none of whom is an employee of the Company. Members of the Compensation Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Compensation Committee met three (3) times during 1997.

     The Audit Committee consists of two (2) members, currently Messrs. Keane (Chairman) and Bayless, and is responsible for (i) recommending independent auditors, (ii) reviewing with the independent auditors the scope and results of the audit engagement, (iii) monitoring the Company's financial policies and control procedures and (iv) reviewing and monitoring the provision of non-audit services by the Company's auditors. Members of the Audit Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Audit Committee met twice during 1997.

     The Nominating Committee consists of three (3) members, currently Messrs. Desnos (Chairman), Keane and Bayless, none of whom is an employee of the
Company.   The Nominating Committee performs two principal functions: (i) to review possible candidates for membership on the Board of Directors and make recommendations to the Board concerning nominees to be elected by the shareholders (or by the Board to fill vacancies), and (ii) to make recommendations to the Board concerning membership and chairs of the various board committees. The Nominating Committee considers nominees recommended by security holders, subject to their submission by the required date. No submissions had been made for the Meeting by the required date, which was November 26, 1997. Members of the Nominating Committee receive $1,000 per meeting not held on the same day as a Board of Directors' meeting. The Nominating Committee met once during 1997.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     No accountant has been recommended by the Audit Committee or selected by the Board of Directors for the Company's fiscal year ending December 31, 1998, and therefore no accountant will be recommended to the shareholders for ratification at the Meeting. The principal accountant for the Company for the fiscal year ending December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997 was KPMG Peat Marwick LLP ("KPMG"). The Company has made a decision to change the Company's principal accountant for the Company's fiscal year ending December 31, 1998 for the reason set forth below. The Audit Committee and the Board of Directors have approved this determination.

     KPMG is also in the business of providing consulting services to clients with respect to issues related to the energy business. In 1997, a dispute arose between the Company and the consulting services division of KPMG with respect to the conduct of consulting services provided to a third party. That dispute was not resolved to the satisfaction of the Company. The change in principal accountant is not due to any matter regarding KPMG's accounting services.
KPMG's report on the financial statements of the Company since KPMG became the principal accountant for the Company has not contained an adverse opinion or a disclaimer of opinion, nor has it been qualified or modified as to uncertainty, audit scope or accounting principles. Neither were there, since KPMG became the principal accountant for the Company, any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     The Audit Committee intends to recommend a new principal accountant for selection by the Board of Directors following an appropriate set of interviews of various accounting firms being conducted by the management of the Company and recommendation to the Audit Committee.

     A representative of KPMG Peat Marwick is expected to attend the Meeting and will be available to respond to appropriate shareholder questions. The representative will have an opportunity to make a statement at the Meeting, if he or she so desires.

                         OTHER MATTERS

     Management does not intend to bring any other matters before the Meeting and has not been informed that any other matters are to be presented to the Meeting by others. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder intend to vote in accordance with their best judgment.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's common stock to file certain reports with respect to each such person's beneficial ownership of the Company's common stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year.
The statement of changes in beneficial ownership on Form 4 for the month of December, 1996 for Mr. Murphy was not filed on a timely basis. However, the shares involved were not acquired directly by Mr. Murphy, but rather through the actions of others and the beneficial ownership of these shares is attributed to Mr. Murphy.

               ADDITIONAL INFORMATION FOR SHAREHOLDERS

                         EXECUTIVE OFFICERS

Executive Officers

     The executive officers of the Company include Thomas R. Casten and Richard
E. Kessel, who are also on the Board of Directors, and the following:

     Jean M. Malahieude, 59, has been Executive Vice President, Engineering since 1997, and also heads the Company's project development division. He was Vice President, Engineering of Trigen from 1987 to 1997. Since 1987 he has been Executive Vice President of Cofreth-American Corporation ("CAC").

     Carol R. Beerbaum, 54, has been Vice President--Strategic Planning and Strategic Resources since April 1996. From 1992 through 1995 she was Vice President--Human Resources for Santa Fe Pacific, a major transport and railroad company.

     David H. Kelly, 54, has been Vice President--Finance and Chief Financial Officer of Trigen since December 1994. From 1969 to 1994 he held various financial positions at Air Products and Chemicals, Inc., an industrial gas, specialty chemicals and energy company, as Treasurer in 1990 and as Vice President and Treasurer from 1991 to 1994.

     James F. Lowry, 59, has been Vice President of Acquisitions and National Accounts since 1997. He was Vice President, Development of Trigen from 1995 to 1997. From 1993 to 1995 he was a principal in International Ventures Group, which provided consulting services to developing businesses in countries of the former USSR. From 1992 to 1993 he was President of Commercial Fuel Cell Business Unit of United Technologies, Inc., which developed, manufactured, marketed, installed and serviced small fuel-cell power plants throughout the world. From 1991 to 1992 he was Vice President of ABB, Inc., a major worldwide industrial and power engineering company providing steam generation, steam and gas turbines, locomotion and other engineering services to utilities and industrial customers.

     Eugene E. Murphy, 63, has been Vice President and General Counsel of Trigen since 1986. He has been Secretary of Trigen since 1988. From 1986 to 1994 he was a Director of Trigen.

     Daniel J. Samela, 50, has been Controller of Trigen since 1995. From 1991 to 1995 he was Chief Financial Officer of the Dealer Division of Savin Corporation, a distributor of office machinery and equipment.

     Stephen T. Ward, 55, has been Treasurer of Trigen since 1995. From 1988 to 1995 he was Treasurer of TI Group Inc. TI Group plc is a London-based manufacturer of automotive and aerospace products. TI Group Inc. is their U.S. holding company.

     Michael Weiser, 55, has been Vice President, Development of Trigen since 1992. From 1986 to 1994 he was a Director of Trigen. From 1986 to 1992 he was Treasurer of Trigen.

               REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report On Executive Compensation

     All decisions on compensation of the Company's executive officers, including decisions about awards under certain of the Company's stock-based compensation plans, are made by the members of the Compensation Committee, each of whom is a non-employee director. This report addresses the Company's compensation policies for 1997 as they affected Messrs. Casten, Kessel, Kelly, Murphy, and Ms. Beerbaum, the five highest paid executive officers of the Company for 1997, and Messrs. Steven G. Smith and Richard S. Strong, the two highest paid non-officer employees who were among the five (5) highest paid employees of the Company including the Chief Executive Officer (collectively, the "Named Executive Officers").

Compensation Policies

     The Compensation Committee's executive compensation policies are designed to (a) provide competitive compensation opportunities when financial and operational performance attains pre-set ambitious levels, (b) reward executives consistent with the Company's performance, (c) recognize individual performance and responsibility, (d) underscore the importance of shareholder value creation, and (e) assist the Company in attracting, retaining and inspiring qualified executives. The principal elements of compensation employed by the Committee to meet these objectives are base salaries, annual cash incentives, and long term stock-based incentives. By design, the variable or "at-risk" components of compensation are proportionately greater for more senior executives, in recognition of their greater potential impact on the Company's results.

     All compensation decisions are determined following a detailed review of many factors that the Committee believes are relevant, including external competitive data, the Company's achievements over the past year, the individual's contributions to the Company's success, any significant changes in role or responsibility, and the reasonableness of compensation in relation to that of other employees.

     The competitiveness of the Company's total compensation program (incorporating base salaries, annual cash bonuses, and long term stock-based incentives) is assessed regularly with the assistance of an independent expert compensation consultant. Comparisons are made with executives in similarly sized firms with comparable responsibilities. Data for these comparisons is drawn from two primary sources: (1) a national compensation survey of similar publicly traded companies, and (2) the proxy statements of identified competitors, including all companies in the Peer Group (as defined in "Stock Performance Information").

     One of the guiding principles is to pay at a level that allows the Company to compensate key executives competitively compared with similarly placed executives within a selected group of peer industry organizations (the "Compensation Peer Groups"). This comparison is performed while considering the Company's performance in relation to the performance results of those companies. In general, the Committee intends to pay base salary levels at the median or average levels of competitive compensation for executives with comparable responsibilities in the Company's Compensation Peer Groups. In addition to base salary, the Company's total compensation program includes an annual cash incentive plan and a long-term stock-based incentive program. The targeted total compensation levels for the Named Executive Officers are intended to be consistent with competitive levels (as measured by the total compensation levels of similar positions at the Compensation Peer Groups) when the Company attains its targeted corporate performance objectives. Actual payouts, if any, depend upon actual Company performance. Thus, the total compensation levels and individual compensation components received in any particular year could be demonstrably lesser or greater than the Compensation
Peer Groups' average.

     The Company compensation philosophy for senior management emphasizes pay at risk, highlights a long-term performance results perspective, provides executive commitment via stock ownership, and bolsters the creation of shareholder value.

     Base Salary. Base salaries for all Named Executive Officers, including the Chief Executive Officer, are reviewed by the Committee on an annual basis. In determining appropriate base salaries, the Committee considers external competitiveness, the roles and responsibilities of the individual, the reasonableness of compensation in relation to that of other employees, and the contributions of the individual.

     Annual Cash Bonuses. The Company believes that the Incentive Compensation Plan should reward executives for their contributions to the success and profitability of the business. Bonuses paid under the Incentive Compensation Plan reflect the Committee's assessment of the degree to which the Company met predetermined earnings per share and profitability objectives. All Named Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

     Long Term Stock-Based Incentives. The Company also believes that it is essential to link management and shareholder interests. To meet this objective, the Company implemented the 1994 Stock Incentive Plan ("Stock Plan"), which allows the Committee to grant stock options, restricted stock, performance shares, and stock appreciation rights to help attract, retain, and inspire executives and other employees by providing them with an opportunity to share in the Company's success. In determining actual awards, the Committee considers the externally competitive market, the contributions of the individual to the success of the Company, and the need to retain the individual over time. All Named Executive Officers, including the Chief Executive Officer, are eligible to participate in this program. The Company implemented a long-term program in 1997 under the Stock Plan in which senior management, including all Named Executive Officers, were granted a combination of incentive stock options and restricted shares. A key component of this program is for management to meet share ownership goals in order to participate fully in this program. See "Option/SAR Grants in Last Fiscal Year."

     The Committee has reviewed Internal Revenue Code Section 162(m) and has determined that, at present, its limitations are not applicable to the Company. Annually, the Committee will continue to consider the implications of this statute.

     The Committee's policy regarding the compensation of other executive officers of the firm is consistent with the approach outlined here.

1997 Compensation

     As in prior years, the Company engaged the services of an outside, independent compensation consulting firm to conduct and verify to the Committee its findings concerning the compensation levels and practices of the Compensation Peer Groups and its recommendations for compensation actions for the Named Executive Officers. As outlined in the Compensation Policies Section, the Committee is thoroughly committed to the Company's variable pay concept. Under this philosophy, the Company is driven to leverage its compensation dollars and reward above high performance levels when the Company's shareholder value added levels warrant.

     Base salaries paid in 1997 to the Named Executive Officers, including the CEO, reflect the Committee's review of external competitiveness, the roles, responsibilities and contributions of the individuals and the reasonableness of compensation in relation to that of other employees.

     Incentive Compensation Plan bonuses to be paid to all Named Executive Officers for 1997 were determined in conjunction with the Committee's assessment of the Company's performance with respect to predetermined earnings per share and profitability objectives. Overall, the Company's performance as measured by earnings per share was below the target levels established in 1997 for the Incentive Compensation Plan. Accordingly, neither the CEO nor any other Named Executive Officer received a bonus for 1997, except Mr. Strong, President of Trigen-Boston Energy Corporation and Mr. Smith, President of Trigen-Philadelphia Energy Corporation. In addition to the Corporate earnings per share target, the business units in 1997 also were measured by Net Income and Return on Asset performance criteria. Some business units did achieve their goals and the remaining business units were below their assigned target levels. Overall, the bonus levels are significantly less than the approved target levels for those Named Executive Officers who did receive a bonus.

     The Company launched a long-term stock-based compensation program in 1997. The program's primary objective is to focus management on increasing shareholder value. The program has three components: a) stock ownership goals, b) a restricted share award, and c) an incentive stock option grant. The restricted shares, which have a life cycle of eight years, will remain restricted until the Company announces accumulated basic Earnings per Share over four consecutive fiscal quarters of $2.08. This earnings target represents a doubling of the Company's 1996 Earnings per Share figure. In addition to the earnings target, the shares are also restricted from vesting unless the participant achieves his/her prescribed stock ownership levels. Each participant, including the Named Executive Officers, have been provided with a stock ownership target.
The stock ownership targets are stated as a percentage of the participant's restricted share award and the percentages are progressive based on the increase in role and responsibility.

                       Compensation Committee
                    George F. Keane (ex officio)
                     Michel Bleitrach (Chairman)
                         Charles E. Bayless
                            Michel Cassou
                            Patrick Desnos

Compensation Committee Interlocks and Inside Participation in Compensation Decisions

     There are no Compensation Committee interlocks. Mr. Bleitrach, a Director of Trigen, is the Chairman and Chief Executive Officer of Elyo. Mr. Bayless, a Director of Trigen, is Chairman of Tucson Electric. Mr. Cassou, a Director of Trigen, is Directeur General Adjoint of Suez Lyonnaise. Mr. Desnos, a Director of Trigen, is Deputy Managing Director of Elyo.

COMPENSATION AND OPTION TABLES

     The following table presents before-tax information on compensation earned, paid, awarded or accrued as of the end of fiscal years 1997, 1996 and 1995 for services by the Named Executive Officers, including options granted.


                     SUMMARY COMPENSATION TABLE

                    Annual Compensation
                    -------------------      Other
Name and                                      Annual
Principal                          (1)        Compensa-
Position           Year  Salary($) Bonus($)   tion($)(4)
----------------- -----  --------- ---------  ----------
Thomas R. Casten   1997  390,000       -0-    24,650
President & Chief  1996  375,000   125,500    23,296
Executive Officer  1995  350,000   175,000     8,064

Richard E. Kessel  1997  332,800       -0-    22,058
Executive VicePres.1996  320,000    85,750    20,800
Chief Operating    1995  300,000   120,000    20,800
Officer

David H. Kelly,    1997  192,400       -0-    19,439
Vice President--   1996  185,000    37,200    18,278
Finance            1995  175,000    52,500    18,278

Carol R. Beerbaum, 1997  175,100       -0-    15,308
VicePres.Strategic 1996   97,036    25,560   125,015(5)
Resources&Planning 1995    -0-        -0-(3)     -0-

Eugene E. Murphy   1997  171,600       -0-    19,439
Vice President and 1996  165,000    33,150    18,278
General Counsel    1995  157,000    47,100    18,278

Richard S. Strong  1997  174,100    35,510    14,558
President--Trigen  1996  167,400    91,494(6) 14,100
-Boston EnergyCorp.1995  161,200    45,942    14,100

Steven G. Smith    1997  187,575    23,162    14,558
President--Trigen- 1996  167,400   203,700(6) 14,100
PhiladelphiaEnergy 1995  161,200    58,032    14,100

                              Long Term Compensation
                                        Awards
                              -----------------------------
                               Securities           Payouts
                          -----------------   ----------
                                                                             (2)
                                                           All
                                        Underlying  LTIP   Other
Name and                 Restricted     Options/    Pay    Compen-
Principal                Stock          SARs        Outs   sation
Position                 Awards ($)     Granted(#)   ($)    ($)
-----------------------   ----------    -----------  ----- --------
Thomas R. Casten                        30,000             11,825
President & Chief                          -0-             19,830
Executive Officer                        4,200             10,673

Richard E. Kessel                        19,000             8,920
Executive Vice Pres.                        -0-            15,009
Chief Operating                           3,200             8,866
Officer

David H. Kelly                            9,000             6,537
Vice President--                            -0-             9,601
Finance                                     -0-             4,920

Carol R. Beerbaum                         9,000             6,033
Vice Pres.Strategic                      18,000             9,065
Resources&Planning                          -0-               -0-

Eugene E. Murphy                          9,000             6,033
Vice President and                       18,000             9,065
General Counsel                             -0-               -0-

Richard S. Strong                         9,000             7,450
President - Trigen-                         -0-             8,238
Boston Energy Corp.                         -0-             8,150

Steven G. Smith                          12,500             7,616
President - Trigen-                         -0-            11,194
Philadelphia Energy                         -0-             7,400
Corporation


(1) Amounts shown in this column are bonuses earned in the year shown, rather than bonuses paid in the year shown.

(2) Amount shown is the total of the Company's matching contribution to the 401(k) Plan, profit sharing contribution, and term life insurance premiums. The years 1995 and 1996 have been restated to include the profit sharing contribution and adjusted term life insurance premiums.

(3) Ms. Beerbaum commenced her employment in April 1996.

(4) For each of the individuals listed, in 1997 the portion of Other Annual is compensation which is auto allowance for each respective individual is as follows: Mr. Casten - $24,192, Mr. Kessel - $21,600, Mr. Kelly - $18,981, Ms. Beerbaum - $14,850, Mr. Murphy - $18,981, Mr. Strong - $14,100 and Mr. Smith
 - $14,100. In 1996 and 1995 the total amount of Other Annual Compensation is auto allowance.

(5) For Ms. Beerbaum $114,566 of the $125,015 is relocation allowance, which includes relocation expense, tax gross-up and temporary living expense.

(6) 1996 bonus figures have been restated to include amounts subsequently paid for 1996 activity.


               OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                              Percent
                              of Total                                  (1)
                Number of     Options/                      Potential Realizable
                Securities    SARS                            Value at Assumed
                Underlying  Granted                      Annual Rate of Stock
                Options/    to        Exercise  Expir-     Price Appreciation
                SARS        Employees  Base     ation        for Option Term
                Granted    in Fiscal  Price     Date         5%($)     10%($)
Name               (#)      Year      ($/Sh)
-----------      --------   --------- --------  ----------- --------- -------
Thomas R. Casten    30,000   9%       21.00    August 12, 2007 347,337  855,507
Richard E. Kessel   19,000   5%       21.00    August 12, 2007 219,980  541,821
David H. Kelly       9,000   3%       21.00    August 12, 2007 104,201  256,652
Carol R. Beerbaum    9,000   3%       21.00    August 12, 2007 104,201  256,652
Eugene E. Murphy     9,000   3%       21.00    August 12, 2007 104,201  256,652
Richard S. Strong    9,000   3%       21.00    August 12, 2007 104,201  256,652
Steven G. Smith     12,500   4%       21.00    August 12, 2007 144,724  356,461

____________________________________

(1) Required by the Commission for reporting purposes; does not represent the Company's predictions for stock price appreciation.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
               AND FISCAL YEAR-END OPTIONS/SAR VALUES

                                                         Value of
                                         Underlying         Unexercised
                                         Unexercised        In-the-Money
                                         Options/SARs at    Options/SARs at
                Shares                   Fiscal Year-End(#) Fiscal Year End($)
                Acquired on   Value      Exercisable/       Exercisable/
Name            Exercise(#)  Realized($) Unexercisable      Unexercisable
-------------   ----------   ----------  -----------------   ------------------
Thomas R. Casten                         31,740/48,360       293,615/48,360
Richard E. Kessel                        18,680/29,320       171,870/97,214
David H. Kelly                           15,000/19,000       122,850/81,900
Eugene E. Murphy                         4,200/14,400         39,564/50,868
Carol R. Beerbaum                        3,600/23,400            -0-/   -0-
Richard S. Strong                        8,640/14,760         81,389/54,259
Steven G. Smith                          8,640/18,260         81,389/54,259



               Stock Performance Information

The following graph assumes the investment on August 12, 1994 of $100 in each of the three investment alternatives. For the Standard & Poor's Mid-Cap 400 Index and the Peer Group, the initial investment was assumed to be allocated among the respective companies based on their market capitalizations at the start of the period. The graphs assume dividends were reinvested when received. The Peer Group is composed of companies in the independent power producer sector, and includes the Company (which represented 4.0% of the market capitalization of the Peer Group at the start of the period). The other companies are AES Corporation, CalEnergy Company, Inc., Calpine Corp., Destec Energy, Inc., Kenetech Corp., Magma Power Company and Sithe Energies USA, Inc., during the periods that each company has been publicly traded. Calpine Corp. was added to the Peer Group in 1997. Excluding the Company, the Peer Group is included in the Compensation Peer Groups which are composed of the firms with which the Company's compensation practices were compared.

                    TOTAL SHAREHOLDER RETURNS
                    (Dividends Reinvested Monthly)

                    Annual Return Percentage Years Ending
Company Names/Index Dec.94    Dec.95    Dec.96    Dec.97
------------------- ------    ------    ------    -------
Trigen Energy Corp. 25.05      0.07     48.36     -30.23
S&P Midcap 400 Index-0.60     30.94     19.20      32.25
New Peer Group      12.23     -1.85     66.55      47.90
Old Peer Group      12.23     -2.26     66.54      52.70

                    Base
                    Period    Indexed Returns Years Ending
Company Names/Index 8/11/94   Dec.94    Dec.95    Dec.96    Dec.97
--------------------          -------   -------   ------    ------
Trigen Energy Corp. 100       125.05    125.14    185.66    129.54
S&P Midcap 400 Index100        99.40    130.16    155.15    205.19
New Peer Group      100       112.23    110.15    183.45    271.32
Old Peer Group      100       112.23    109.69    182.68    278.96

Old Peer Group: AES Corp., Calenergy Inc., Destec Energy, Inc., Kenetech Corp., Magma Power Co., Sithe Energies Inc., Trigen Energy Corp.

New Peer Group: AES Cor., Calenergy Inc., Calpine Corp., Destec Energy Inc., Kenetech Corp., Magma Power Co., Sithe Energies Inc., Trigen Energy Corp.

Employment Agreements

     The Company entered into employment agreements (the "Employment Agreements") with Thomas R. Casten, Richard E. Kessel, Eugene E. Murphy, Michael Weiser and David H. Kelly (the "Executive Officers"). Except for Mr. Kelly's, each of the Employment Agreements was initially for a period of three years commencing as of August 12, 1994 and is renewable for additional annual extensions unless terminated by either party. As of December 5, 1994, the Company entered into an Employment Agreement with Mr. Kelly with an initial term ending August 1997, but which is renewable for additional annual extensions unless terminated by either party. The base salaries under the Employment Agreements are subject to review by the Compensation Committee.
The Employment Agreements also provide for the payment of incentive compensation. An Employment Agreement for a particular Executive Officer contains other specified benefits only if those benefits have been approved by a member of the Board of Directors who has been authorized to review and approve such provisions.



                    SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the ownership of the Company's common stock as of March 30, 1997, of each person known by the Company to own beneficially more than 5% of the common stock outstanding as of such date. Except as otherwise indicated, all shares are owned directly. Unless otherwise noted, each of the stockholders has sole voting and investment power with respect to the shares shown.

                                           Shares Beneficially Owned
Name and Address of Beneficial Owner         Number         Percent
------------------------------------         ------         -------
Suez Lyonnaise des Eaux                 6,507,944(1)(2)      52.8
1, rue d'Astorg
Paris, France 75008

Elyo                                    6,507,944(1)(2)      52.8
235, avenue Georges Clemenceau
Nanterre, France 92000

Cofreth American Corporation              4,870,670(1)(2)    39.5
c/o John M. Malahieude
One Water Street
White Plains, New York 10601

Compagnie Parisienne de Chauffage Urbain  1,637,274(1)(2)    13.3
185 Rue de Bercy
75012 Paris, France

Janus Capital Corporation                 1,225,350(3)       9.9
100 Fillmore Street, Suite 300
Denver, Colorado 80206

Thomas R. Casten                           1,116,988(4)      9.1
One Water Street
White Plains, New York 10601

-----------------------

(1) Suez Lyonnaise owns 98% of Elyo, which directly owns 76.9% of the outstanding voting stock of CAC, and may be deemed to own beneficially 89.6% of the outstanding voting stock of CAC due to its ownership of stock in certain other entities which are themselves owners of outstanding voting stock of CAC. CPCU is a direct subsidiary of Elyo. All shares directly held by CAC or CPCU are indirectly held by Elyo and Suez Lyonnaise.

(2) Messrs. Casten, Kessel, Weiser and Murphy had formerly granted to the Elyo Group the right to direct the voting of their shares of their common stock under specified circumstances, and CAC and CPCU were deemed to beneficially own all outstanding common stock held by such persons. On August 12, 1997 these rights expired.

(3) Based upon information filed by Janus Capital Corporation with the Securities and Exchange Commission in a report on Schedule 13G dated February 13, 1998, the Company has reason to believe that Janus Capital Corporation has sold shares of the Company's stock since February 13, 1998, but the Company does not have accurate information which would be included in a subsequent Schedule 13G filing. Janus Capital Corporation is a registered investment adviser to managed portfolios. As such it may be deemed to be the beneficial owner of the shares of stock set forth above. However, it does not have a right to dividends or to proceeds of a sale of the stock.

(4) Includes 43,950 shares held by his wife and children and 78,471 shares owned by an S-corporation in which he shares beneficial ownership with two other officers of the Company. In order to finance the purchase of 400,000 shares of common stock from CAC and CPCU in August 1994, Mr. Casten and another officer incurred loans from Societe Generale for which they pledged as security
769,618 shares of common stock, and Messrs. Casten and Murphy and two other individuals, one an officer, incurred loans from Donaldson, Lufkin & Jenrette Securities Corporation for which they pledged as security 301,750 shares of common stock. In 1996, Mr. Murphy and the two other individuals repaid their loans. See table below for Mr. Murphy's current shareholding.

     The following table sets forth information furnished by the following persons and, where possible, confirmed from records of the Company, as to the number of shares of the Company's common stock beneficially owned by the directors, the CEO and four (4) other most highly compensated executive officers of the Company and all directors and executive officers as a group as of March 30, 1997.



                                                            Amounts in
                                                            Col. 2 include
                                                            the following
                              Amount                        shares subject
                              and Nature                    to acquisition
                              of Beneficial  Percent      through currently
Name of Beneficial Owner      Ownership(1)   of Class    exercisable options
------------------------      -------------  --------    -------------------
Thomas R. Casten              1,116,988(2)(6)     9.1       31,740
George F. Keane                  55,275(3)        (4)       30,000
Richard E. Kessel                60,296           (4)       18,680
Charles E. Bayless               17,374(5)        (4)       10,000
Michel Cassou                    13,712(5)        (4)       10,000
Patrick Desnos                   12,627(5)        (4)       10,000
Francois Faessel                 13,944(5)        (4)       10,000
Jonathan O'Herron                17,992(5)        (4)       10,000
Michel Bleitrach                 11,874(5)        (4)       10,000
Dominique Mangin d'Ouince        12,216(5)        (4)       10,000
Philippe Brongniart              10,718(5)        (4)       10,000
Eugene E. Murphy                247,384(2)(6)     2.0        4,200
David H. Kelly                   24,906           (4)       15,000
Carol R. Beerbaum                19,370           (4)        3,600
All directors and executive
  officers as a group         1,916,132(2)       15.6       216,340
  (19 persons)
----------------------

(1) Includes shares subject to acquisition through currently exercisable stock options. See column 4 for amounts.

(2)  See Note 4 to the preceding table.

(3) Includes 15,000 shares held by the Keane Family Trust of which George Keane is the trustee, and 275 shares held by his wife.

(4)  Less than 1% of the outstanding shares.

(5)  Includes shares acquired through the 1994 Director Stock Plan.

(6)  Includes 78,471 shares owned by an S-corporation in which he is a director.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
               Relationships with the Elyo Group

     License Agreement. Elyo and the Company have entered into an Intercompany Services and License Agreement (the "License Agreement"). Under the License Agreement, Elyo will continue to provide to the Company on a non-exclusive basis technical assistance and technical knowledge. The Company will have the right to use such technical knowledge to construct, operate and maintain community energy systems within North America as well as the right to use patents and licenses of Elyo and its subsidiaries in connection with the generation and distribution of electricity, chilled water and waste incineration. Elyo has also agreed that it may make available to the Company, upon request, new support letters or other similar credit support, at mutually agreed rates. Pursuant to the License Agreement the Company will have the first right to develop any corporate opportunities relating to the application of the licensed technologies in North America that are presented to Elyo or its subsidiaries. Elyo also agreed that neither it nor its subsidiaries will engage in activities that may cause the Company to become or be regulated as a public-utility holding company or a subsidiary of a public-utility holding company under federal, state or local laws or regulations. The initial term is for three years with automatic two year renewals, unless terminated sooner as a result of a default or bankruptcy or related event or a change of control with respect to Trigen. The Company reimbursed Elyo Group $288,000 for salary, bonus and fringe benefits paid to Jean Malahieude, an Executive Officer of Trigen, and an additional $198,000 for the services of other professionals and out of pocket costs in 1997. Elyo has guaranteed the Company's $1.5 million letter of credit to fund construction of the Chicago system. For 1997, the Company paid Elyo a fee of $26,150 for this guarantee.

     Stockholders' Agreement. In August 1994, Messrs. Casten, Kessel, Weiser and Murphy and a former officer of the Company (collectively, the "Management Stockholders"), CAC and CPCU (collectively, the "Elyo Stockholder Group") and the Company entered into a stockholders' agreement (the "Stockholders' Agreement") which regulates certain aspects of their relationship with each other. The Stockholders' Agreement provides a right of first offer upon a private sale (as defined therein) and piggyback registration rights to the Elyo Stockholder Group and the Management Stockholders. In addition, commencing in August, 1996, CAC and CPCU jointly have the right to demand, not more than once in any 12-month period during the term of the Stockholders' Agreement, that the Company file a registration statement with the Securities and Exchange Commission to permit the sale of common stock owned by them. No such demand has yet been made.

     The Stockholders' Agreement will terminate on the earliest to occur of (i) August 12, 1999, (ii) the liquidation, dissolution, bankruptcy or insolvency of the Company, (iii) the liquidation, dissolution, bankruptcy or insolvency of CAC, CPCU, Elyo, Lyonnaise or any successor thereof or (iv) the date the voting stock held by the Elyo Stockholder Group constitutes less than 10% of the voting rights of all outstanding voting stock of the Company.

Trenton Partnership

     Trigen-Trenton Company, L.P., a limited partnership ("Trigen-Trenton"), which was formed in 1982, four (4) years before the formation of the Company, owns and operates the community energy system in Trenton, New Jersey. Trenton Energy Corporation, a wholly owned subsidiary of Trigen ("TEC"), is the managing general partner of Trigen-Trenton and owns a 72.25% partnership interest in Trigen-Trenton. Mr. Casten, who is the chief executive officer and a director of Trigen, Mr. Weiser, who is an officer of Trigen, and Jeanne N. Murphy, whose husband is an officer of Trigen, are general partners in Trigen-Trenton owning approximately 1.04%, 0.46%, and 0.12%, respectively, of the partnership interests. CDC is also a general partner of Trigen-Trenton and owns 2.08% of the partnership interests. Messrs. Casten, Weiser and Murphy own approximately 56%, 25% and 19%, respectively, of the shares of common stock of CDC. The remaining general and limited partnership interests in Trigen-Trenton are owned by persons not affiliated with the Company.
The Company itself owns directly a 7.48% limited partnership interest in Trigen-Trenton.

               CERTAIN PROCEDURAL INFORMATION

     The Company will pay the cost of the Meeting and the costs of solicitation of proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them and will be reimbursed for their expenses by the Company.

                    SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders, including nominees for director (who have consented to serve), must be received by the Secretary of the Company on or prior to December 1, 1998 to be eligible for inclusion in the 1999 Proxy Statement and form of Proxy.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997, IS BEING MAILED TO ALL SHAREHOLDERS WITH THIS PROXY STATEMENT. SUCH ANNUAL REPORT IS NOT PART OF THE PROXY MATERIAL. AN ADDITIONAL COPY OF SUCH ANNUAL REPORT IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, TRIGEN ENERGY CORPORATION, ONE WATER STREET, WHITE PLAINS, NEW YORK 10601.

                              By order of the Board of Directors,
                              TRIGEN ENERGY CORPORATION

                              /s/ Thomas R. Casten

                              Thomas R. Casten
                              President and Chief Executive Officer

Dated: March 31, 1998